SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

December 23, 2002

Date of Report (Date of earliest event reported)

QUINTON CARDIOLOGY SYSTEMS, INC.
(Exact Name of Registrant as Specified in Charter)

California	000-49755	94-3300396

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Bothell, Washington	98021

(Address of Principal Executive Offices)	(Zip Code)

(425) 402-2000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.     Other Events.

     On December 23, 2002, Quinton Cardiology Systems, Inc. (“Quinton”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Spacelabs Medical, Inc., a California corporation (“Spacelabs”), Spacelabs Burdick, Inc., a Delaware corporation (“Burdick”), and Datex-Ohmeda, Inc., a Delaware Corporation (“Datex”), to purchase from Spacelabs all of the outstanding shares of capital stock of Burdick, its wholly owned subsidiary (the “Acquisition”). Burdick is a leading supplier of ECG carts, Holter monitors and cardiology information systems to U.S. physicians’ offices and has an installed base of ECG cardiographs totaling approximately 35,000. Burdick’s recurring revenues, such as consumables and service, comprise over 40% of total sales at current levels.

     The consideration for the Acquisition is cash of $24,000,000 subject to a holdback and certain post-closing adjustments of the total purchase price. Quinton will fund approximately $20,000,000 with proceeds remaining from its May 2002 initial public offering. The remainder of the purchase price will be funded through a credit facility with Silicon Valley Bank. The purchase is subject to satisfaction of certain conditions and is expected to close on January 2, 2003.

     In connection with the Acquisition, Spacelabs and Quinton will enter into a non-exclusive, cooperative sales and marketing agreement for certain products as well as an agreement to cross-license certain intellectual property related to ECG technologies and systems.

     Spacelabs and Datex are subsidiaries of Instrumentarium, an international medical technology company headquartered in Helsinki, Finland. Instrumentarium recently announced that it has entered into a definitive agreement pursuant to which General Electric Company will acquire Instrumentarium.

     On December 23, 2002, Quinton and Instrumentarium issued a press release announcing execution of the Purchase Agreement, which is filed as Exhibit 99.1.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits.

(c)	Exhibits

99.1	Press Release of Instrumentarium and Quinton Cardiology Systems, Inc. issued on December 23, 2002.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINTON CARDIOLOGY SYSTEMS, INC.

		By:	/s/ Michael K. Matysik
Dated:	December 23, 2002	Michael K. Matysik Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Instrumentarium and Quinton Cardiology Systems, Inc. issued on December 23, 2002.